Exhibit 99.1

NB Capital Corporation
65 East 55th Street
New York, New York 10022

For Immediate Release

Contact: Investor Relations / 1 866 374-8847 (for the exclusive use of journalists and other media representatives.)

NB Capital Corporation Announces Redemption of Series A Preferred Stock and Dividend

New York, July 24, 2008 - NB Capital Corporation (NYSE: NBD) (the “Company”) -- has announced that its board of directors has authorized the redemption of all of its outstanding 8.35% Non-Cumulative Exchangeable Preferred Stock, Series A and all of its outstanding Depositary Shares, each of which represents one-fortieth of a share of Series A Preferred Stock and are listed on the New York Stock Exchange, on September 30, 2008. Each share of Series A Preferred Stock and each Depositary Share will be redeemed for a cash payment of 103.7575% of its liquidation price. As the result, the redemption price for the Series A Preferred Stock will be approximately US$1,037.85 per share and the redemption price for the Depositary Shares will be approximately US$25.94 per share.

The redemption of the shares of Series A Preferred Stock and the Depositary Shares will take place on other terms to be specified in the redemption notices. It is expected that the redemption notices for the Series A Preferred Stock and the Depositary Shares will be sent within the next 15 days. The paying agent for the redemption of the Series A Preferred Stock and the Depositary Shares is Computershare Trust Company N.A., 250 Royall Street, Canton MA 02021.

The Company also announced that its board of directors has authorized a dividend of US$0.521875 per Depositary Share to Depositary Shareholders of the Company. The dividend will be paid on September 30, 2008, which is the redemption date for the Depositary Shares, to holders of record of Depositary Shares as of the close of business on September 16, 2008.

The Company also announced that its board of directors has authorized a dividend of US$55.05 per share to holders of its Adjustable Rate, Cumulative Senior Preferred Stock. This dividend will also be paid on September 30, 2008, to stockholders of record as of the close of business on September 16, 2008.

This press release may contain forward-looking statements, which involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and that may be outside the control of the Company. Actual events and developments may materially differ from those expressed or implied in such statements because of a number of factors, including the risks and uncertainties that are described in the Company's regulatory filings available on EDGAR (www.sec.gov/edgar.shtml). Forward-looking statements should, therefore, be construed in light of such risks and uncertainties and undue reliance should not be placed on forward-looking statements.